200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Robert W. Beard
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION ANNOUNCES
STOCK REPURCHASE PROGRAM

Ft. Lauderdale, FL, August 3, 2010 – SMF ENERGY CORPORATION, (NASDAQ: FUEL), a leading mobile fueling and energy logistics company providing efficient, just in time distribution of petroleum products and chemicals, today announced that its Board of Directors has authorized its first ever stock repurchase program pursuant to which the Company intends to purchase up to 5% of its outstanding capital stock, or approximately 435,000 shares of common stock or common stock equivalents, in open market transactions or privately negotiated purchases.

Richard E. Gathright, President and Chief Executive Officer of the Company, stated, "We believe that our stock is an attractive value at current trading prices and that the repurchase of shares at those prices will enhance the value of the continuing investment by our non-selling shareholders."

Gathright continued, “We have examined our cash availability and compared that with our ability to make these repurchases over the next twelve months and we have concluded that this is the most prudent use of our excess cash.  While we intend to continue to invest cash in our business by acquiring new equipment, expanding into new markets and, if available, making strategic acquisitions, we believe that purchasing and retiring shares of our capital stock at this time will strengthen the value of our Company as a whole, and will help reduce the risk that our stock price is adversely affected by speculative trading unrelated to our actual performance or prospects.

The timing of the repurchases will depend on a number of factors, including but not limited to, market conditions and prices, the Company's liquidity requirements and alternative uses of capital. Any repurchased shares will be available for reissuance in the future for general corporate purposes.”

Gathright concluded, “Our principal lender, whose consent is required for any stock repurchases, has approved the repurchase of up to $840,000 in capital stock as part of this program, subject to our continuing maintenance of some specified financial milestones while the program is ongoing.  We are confident that our future financial and cash flow performance will enable us to complete the program as announced.”

 ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries.  The Company provides its services and products through 34 locations in the 11 states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the Company’s financial condition or operating performance in  the future, and the Company’s ability to meet the milestones necessary to complete the share repurchase program are “forward looking statements” that should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June, 30, 2009.